PROSPECTUS and	PRICING SUPPLEMENT NO. 25
PROSPECTUS SUPPLEMENT, each	Dated March 6, 2013
Dated April 21, 2011	Registration Statement No. 333-173672
Filed Pursuant to Rule 424(b)(2)

U.S. $5,450,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$600,000,000 Floating-Rate Senior Notes Due January 12, 2015

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ESA8/US24422ESA81

Date of Issue:	March 11, 2013

Maturity Date:	January 12, 2015

Principal Amount:	$600,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Reuters Page LIBOR01)

Index Maturity:	3 Month. The interest rate in effect for the initial interest period is based on an interpolated rate between 4-Month and 5-Month USD LIBOR.

Spread:	LIBOR + 7 bps

Initial Interest Determination Date:	March 7, 2013

Day Count Convention:	Actual/360, Adjusted

Interest Reset Dates:	Quarterly on the 12th (or next Business Day) of January, April, July and October commencing July 12, 2013

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 12th (or next Business Day) of January, April, July and October commencing July 12, 2013

Interest Payment Date Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Price to Public:	100.000%

Plan of Distribution:

Name	Principal Amount Of Notes
Barclays Capital Inc.	$180,000,000.00
HSBC Securities (USA) Inc.	180,000,000.00
Merrill Lynch, Pierce, Fenner & Smith Incorporated	180,000,000.00
BNP Paribas Securities Corp.	20,000,000.00
Morgan Stanley & Co. LLC	20,000,000.00
Standard Chartered Bank	20,000,000.00
Total	$600,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.900% plus accrued interest from March 11, 2013 if settlement occurs after that date.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.